Saia Inc. – Saia – Earnings Conference Call Transcript – 02/03/2025 10:00 AM ET

Company Participants

Matt Batteh - Executive Vice President & Chief Financial Officer

Fritz Holzgrefe – President & Chief Executive Officer

Conference Call Participants

Jon Chappell - Evercore ISI

Tom Wadewitz - UBS

Chris Wetherbee - Wells Fargo

Brian Ossenbeck - JP Morgan

Jordan Alliger - Goldman Sachs

Scott Group - Wolfe Research

Daniel Imbro - Stephens

Ken Hoexter - Bank of America

Ravi Shanker - Morgan Stanley

Eric Morgan - Barclays

Bruce Chan – Stifel

Bascome Majors - Susquehanna

Ari Rosa – Citigroup

Joseph Halfling - Jefferies

Chris Kuhn - The Benchmark Company

Tyler Brown - Raymond James

Operator

Good morning, and welcome to the Saia Incorporated Fourth Quarter 2024 Earnings Conference Call.

[Operator Instructions]

I would now like to turn the conference over to Matt Batteh, Saia's Executive Vice President and Chief Financial Officer. Please go ahead.

Matthew Batteh

Thank you, Gary. Good morning, everyone. Welcome to Saia's fourth quarter 2024 conference call. With me for today's call is Saia's President and Chief Executive Officer; Fritz Holzgrefe.

Before we begin, you should know that during this call we may make some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, and all other statements that might be made on this call that are not historical facts are subject to a number of risks and uncertainties and actual results may differ materially. We refer you to our press release and our SEC filings for more information on the exact risk factors that could cause actual results to differ.

I will now turn the call over to Fritz for some opening comments.

Fritz Holzgrefe

Good morning, and thank you for joining us to discuss Saia's fourth quarter and full year results. I'd like to start by thanking all of our team members for all of the hard work they put into 2024. We wrapped up our 100th year crossing $3 billion in revenue, a record for the company, delivering nearly 9 million shipments. Our 100th year marked a record year of investment for the company.

We opened 21 terminals in 2024, which is by far a record, and we relocated an additional 9 terminals. We ended the year with 214 terminals, and now have a national footprint enabling us to provide direct service to our customers in the 48 contiguous states. The record level of real estate investments we made in 2024 officially positions Saia as a leading national carrier, allowing us to better service our existing customers and grow with new customers.

In addition to investments in real estate, 2024 was also a record year for equipment, as we in-serviced over 6,000 trailers. This investment in our fleet allows us to better service our customers and provide unique solutions for their needs.

In addition to record capital investments, 2024 represented notable growth in our most important asset, our people, as we onboarded over 1,300 new team members. Each new team member goes through a training program that is focused on our Core Values, starting with Customer First. Our record level of investment in 2024 represents our commitment to putting the customer first and ensuring that we're instilling our great Saia culture in each of our new locations.

While underlying macro trends remain uncertain, our year-over-year results continue to reflect the growth experienced since mid-2023. Our fourth quarter revenue of $789.0 million increased from last year's fourth quarter by 5.0%, and is a record for any fourth quarter in our company's history.

Shipments per workday increased 4.5%, and revenue per shipment, excluding fuel surcharge, increased 1.3%. Weight per shipment increased 3.7% in the quarter, while length of haul was up modestly. Yield, or revenue per hundredweight, excluding fuel surcharge, decreased 2.3%, and was impacted by the increased weight per shipment, and reflects our continued mix optimization efforts.

Compared to Q3, yield, excluding fuel surcharge, improved 1.0% as we continue to seek markets and customers that value our differentiated service. Our fourth quarter operating ratio of 87.1% deteriorated seasonally by 210 basis points, compared to our operating ratio of 85.0% posted in the fourth quarter last year.

We remain intently focused on our pricing and mix optimization initiatives. We were encouraged to see weight per shipment trend in a positive direction sequentially. While we don't view this as an indicator that the macro backdrop, or an industrial customer, is turning positive, the increased weight per shipment reflects our continued efforts around mix management through the GRI and contractual renewals.

As is typical, we did see some volume shift in the weeks after the GRI was implemented in late October, but we remain focused on ensuring that we're compensated appropriately for the quality and service that we provide to customers. Similarly, contractual renewals remained strong in the quarter, averaging 7.9%.

We're very pleased with the progress of our new terminal openings. Throughout the year, each of our 21 new openings presented us with the opportunity to grow with new and existing customers. Establishing the Saia culture in each of these terminals has been critical, and as we've discussed previously, opening these new terminals required extensive recruiting, on-boarding and training, which are costs that are incurred ahead of opening.

While these new openings, in total, remain a drag on the company OR, we're starting to see the new terminals operate more efficiently, and we're very pleased with our execution. As discussed last quarter, the investments in our network are not for the current quarter or year, but rather long-term investments that help us continue to support our customers.

I'll now turn the call over to Matt for more details from our fourth quarter and full year results.

Matthew Batteh

Thanks, Fritz. As Fritz mentioned, fourth quarter revenue increased by $37.8 million to $789.0 million, a record for any fourth quarter in the company's history. Yield, excluding fuel surcharge, declined by 2.3%, and yield decreased by 5.4% including fuel surcharge. Our mix optimization efforts remain ongoing, and we were pleased to see the increasing weight per shipment trends, which lead to increased revenue per shipment, despite negatively impacting the reported yield metrics. As a reminder, there is an inverse relationship between weight per shipment and yield, as a heavier weighted shipment typically drives a lower yield.

Fuel surcharge revenue decreased by 12.5% and was 14.1% of total revenue, compared to 17.0% a year ago. Revenue per shipment, ex-fuel surcharge, increased 1.3% to $299.17, compared to $295.22 in the fourth quarter of 2023, an increase of 2.0% sequentially from the third quarter of 2024. The sequential improvement represents the partial quarter impact of the GRI, as well as our ongoing pricing and mix efforts.

Tonnage increased 10.1%, attributable to a 6.2% shipment increase and a 3.7% increase in our average weight per shipment. Length of haul increased 0.3% to 898 miles.

Shifting to the expense side for a few key items to note in the quarter. Salaries, wages and benefits increased 8.7%, which is primarily driven by a combination of our employee headcount growth of approximately 9.3% year-over-year, and the result of our July 2024 wage increase, which averaged approximately 4.1%. The growth in headcount is related to the increase in volume compared to prior year, as well as the opening of 21 new facilities in the past 12 months. In addition, costs related to self-insurance increased in the quarter.

Purchased transportation expense, including both non-asset truckload volume and LTL purchased transportation miles, decreased by 11.1%, compared to the fourth quarter last year and was 7.4% of total revenue compared to 8.7% in the fourth quarter of 2023. Truck and rail PT miles combined were 13.1% of our total line haul miles in the quarter.

Fuel expense decreased by 2.9% in the quarter, while company linehaul miles increased 11.3%. The decrease in fuel expense was primarily the result of national average diesel prices decreasing by over 17% on a year-over-year basis.

Claims and insurance expense increased by 16.6% year-over-year. The increase, compared to the fourth quarter of 2023, was primarily due to increased claims activity during the quarter, as well as unfavorable development of open cases. Depreciation expense of $54.1 million in the quarter was 18.3% higher year-over-year, primarily due to ongoing investments in revenue, equipment, real estate and technology.

Compared to the fourth quarter of 2023, cost per shipment increased 1.4%, impacted by the wage increase and the cost associated with new terminal openings. Total operating expenses increased by 7.7% in the quarter, and with the year-over-year revenue increase of 5%, our operating ratio deteriorated to 87.1%, compared to 85.0% a year ago. Our tax rate for the fourth quarter was 23.0%, compared to 22.8% in the fourth quarter last year, and our diluted earnings per share were $2.84, compared to $3.33 in the fourth quarter a year ago.

Moving on to the financial highlights of our full year 2024 results. Revenue was a record $3.2 billion and operating income was $482.2 million. Our operating ratio deteriorated by 100 basis points to 85.0%. Despite the impact from underlying inflation, increased employee count, and costs associated with new openings, cost per shipment remained relatively flat, increasing by 0.2% from 2023.

I was pleased with the execution and operating efficiencies achieved by the team. The cost per shipment trends in 2024 show the impact of leveraging the fixed cost structure through expansion, and we remain committed to investing in the business for the long-term.

We finished the year with just shy of $20 million of cash on hand and about $94 million drawn on the revolving credit facility to bring us to approximately $200 million in total debt outstanding at the end of the year. The reduction of cash is driven by capital expenditures in 2024, which were in excess of $1 billion. The record level of capital deployed in 2024 reflects our ongoing commitment to our long-term strategy, and our strong balance sheet supports these investments.

In December, we successfully completed the upsize and extension of our Revolving Credit Facility, and the increased capacity gives us flexibility with planned capital expenditures for 2025 and beyond. Our diluted earnings per share for the full year were $13.51 versus $13.26 in 2023.

I'll now turn the call back over to Fritz for some closing comments.

Fritz Holzgrefe

Thanks, Matt. As we completed our 100th year of business, I'm pleased with the execution of our growth strategy and our ability to demonstrate our Customer First approach during this record year of expansion. While the new terminals are a drag on margins in the near term, these investments in capacity are critical to creating long-term value for both our customers and shareholders. As we execute our long-term strategy, we constantly analyze the impact of new openings from a margin and customer acceptance standpoint.

While the costs associated with new openings are more pronounced in some of the smaller terminals and less dense markets, having a comparable footprint to our peers is critical to our value proposition for our customers. Every new opening is an opportunity for us to discuss solutions with our current customer base, as well as attract new customers. While the macroeconomic backdrop remains uncertain, the investments made in 2024 set us up to take advantage of the industrial recovery, whenever that may come. 2024 was a landmark year for the company on many levels. We were able to implement a significant portion of our long-term investment strategy in a comparatively short period of time.

The next stage in development of our strategy will be focused entirely on supporting our customers’ success. Our national network provides a complete LTL solution for many of our customers, and successful execution is defined by meeting and exceeding expectations, while at the same time realizing an appropriate return on these significant investments.

As we have shown with the success of our organic expansion, which started with four facilities in May of 2017, we are creating value over time through an intense focus on keeping the customer first. We expect to realize significant value not only in the 21 openings from 2024, but also the other 48 openings dating back to 2017. We believe the high performing national network provides a framework for further long-term success.

We're committed to the ongoing investments that support the customer experience. As we continue to invest in our network and expand our footprint to better serve our customers, we anticipate capital expenditures for 2025 to be in excess of $700 million, which would include additional relocations, upgrades and openings of up to five to six facilities from our real estate investment pipeline.

As we have shown over our last 69 openings and 28 relocations, we have developed a repeatable competency in our organic expansion. As a reminder, or for those that may be new to the story, new markets and relocations are open with a long-term focus in mind. Initial volumes come from customers familiar with Saia, and then further development of the local market. They're not about generating volume for this week or next quarter. Rather, they've been, and will remain focused on creating long-term value for our customers and returns for our shareholders. We remain focused on our performance for our customers, and reinforcing our great culture as we continue to execute our growth strategy.

We're now ready to open the line for questions, operator.

Operator

[Operator Instructions]

Our first question today is from Jon Chappell with Evercore ISI. Please go ahead.

Jon Chappell

Thank you. Good morning. I'm just going to put a couple in one if that's okay. So first of all, I think we can back into December tonnage and shipments, Matt. But if you want to just give that for clarity. Also, what you can give for January in those two categories. And then finally, if you can just remind us what the normal seasonal trend is for OR 4Q to 1Q, and how you see yourself setting up for that based on what you've seen in January plus some of the maturation of the terminals you opened last year? Thanks.

Matthew Batteh

Sure, Jon. I’ll start with the shipments and tonnage, so I'll do the full quarter just to recap. But October shipments per day up 4.4%, tonnage per day up 6.9%. November shipments up 2.3%, tonnage up 5.7%. December shipments up 7.2%, tonnage up 13.5%. January to-date shipments up about 6.5%, tonnage up about 13.5%.

And in terms of the sequential, if you go back in history, some years are better, some years are worse.

And I think if you were to dive into that, it's probably really weather dependent, if you look at all those. So we don't love to talk about weather, but obviously January was pretty challenging from a weather standpoint that moved across. So, I think for us where we stand right now, maybe we look at a 30 to 50 basis points deterioration from Q4 range. January is behind us, but we still have February, and March is really the make or break month for the quarter.

So that's how we see it right now. But I think importantly two things. First, if you look at the shipment growth that we just gave for January, about three quarters of that is from terminals that were opened in 2024, which is great. We're seeing a lot of customer acceptance in those. But keep in mind, those don't operate at company average. And like Fritz said, those were a drag on margin. So good to see from a volume standpoint, but those aren't fully mature markets yet.

But also really, I think we're anchoring on the full year. When we look at the full year, we're still thinking in that 80 to 100 basis point range of improvement. And we stand here on February 3, and feel like that's well within our range. So Q1, hopefully deals us some better weather here in the next couple months. But we're really anchored on the full year, as we look at it.

Jon Chappell

Great, super helpful. Thanks, Matt.

Matthew Batteh

Sure.

Operator

The next question is from Tom Wadewitz with UBS. Please go ahead.

Tom Wadewitz

Yes, I just wanted to see if you could talk a little bit more about the OR. I think if we look back at your comments in the fourth quarter call last year, you said normal seasonality is like 50 to 75 basis points of improvement, 1Q versus 4Q. So, you're pointing to you think you're doing worse than that, I guess the seasonality you'd say is a little different, or you're factoring weather? I just want to understand a little bit more about the commentary on 1Q OR.

And then, I guess as you lap some of the terminal, as you think about going into 2Q, do you start doing better than normal seasonality? Or just thinking about what's in the 1Q OR and how do we think about the look forward on that, and the timing when that may change. Thanks.

Fritz Holzgrefe

Thanks, Tom. We opened 21 facilities starting in the second quarter of last year, through the end of the year. So comparability to the past, really there isn’t a whole lot there. Certainly, there's some trends to consider. When we give you the thoughts around Q4 to Q1, we're contemplating what we just saw and lived through in January. We've got the growth, as Matt pointed out, three quarters of it is coming from terminals that have been open less than a year.

The operating ratio for those facilities is improving, but it's certainly not at the company average. So that's a bit of a headwind. But we're thinking about this as not only a 2025 investment, but a multi-year investment, so that makes sense. And I think, as we consider that and look at history, at different times in history we've had different weather events that we've dealt with in the first quarter, that's usually a pretty complicated quarter. And as we know, Q1 is made usually in March. And so, trending it off of what we see right now is pretty tough. And what we see, most importantly, is the longer term view of this, really, we think is pretty attractive.

Matthew Batteh

Just one last add, Tom. We've got another thing to factor. I mean, we're getting equipment in at a more elevated pace than what we would typically. The OEMs are more on time, which is good from a supply chain standpoint. So, depreciation is also a little bit more of a step up from Q4 to Q1 than what we would typically see in history as well. So that's playing into it as well.

Tom Wadewitz

So is it appropriate to think as you hit the easier comps and you lap against the terminals, and I understand you're making that wise long-term investments, and that has an effect as you build utilization, but do you think it's reasonable to look at the comps and say, okay, when you get to second quarter, then you start to see improvement? Or is that something where you say, okay, we need a little bit of help on the freight market in order to see the year-over-year improvement?

Fritz Holzgrefe

Tom, we're looking to see improvement as we go through in the year. As these facilities reach higher levels of maturity, that certainly is going to be an add. And we'll be lapping periods in which we had startup costs. And so, I would expect through the year that we would see continued improvement to get to that full year sort of 80 to 100 basis points of OR improvement. If we back up a little bit in the first quarter, the implication is to get to that full year number we're going to see improvements in the other quarters.

Tom Wadewitz

Right. Okay. Thanks for the time.

Operator

The next question is from Chris Wetherbee with Wells Fargo. Please go ahead.

Chris Wetherbee

Hi. Thanks, guys. I guess maybe just for the full year, so 80 to 100 basis points of OR, I think you've talked in the past about maybe 100 to 150. So just want to get a sense kind of roughly, how you think about some of the moving pieces. And then I guess maybe just a follow-up question on what you're seeing from a volume standpoint, because obviously we're getting good shipments, but significantly better than that tonnage growth. The weight per shipment is kind of moving up. So curious about those two factors, the full year from an OR perspective, the puts and takes relative to maybe what you had thought about in the past, and then what you're seeing from a weight per shipment perspective.

Fritz Holzgrefe

Good question. I mean, we're intensely focused on continuing to find customers and markets that really appreciate and value Saia’s service. So you're seeing us doing the playbook right now, is continue to focus on developing those sort of customers, that sort of freight profile that we think is positive for Saia. And then competing and providing very high levels of service, which we feel like is differentiated.

And that's giving us an opportunity to grow maybe a little bit better than the competition. So, we're seeing that, we're seeing the value of our network investments coming into play now, which is important.

I have to be honest with you, we're not assuming any step up in the macro environment. We're competing in the environment that we're in right now. If the macro environment improves, if we see domestic manufacturing maybe step up, I think that's a tailwind for Saia. But I think right now, we're assuming that we're going to operate in the environment that we're in. We're going to compete intensely on service, and we're going to make sure we get paid for what we provide customers.

Chris Wetherbee

And just thoughts on the operating ratio for the full year, relative to maybe how you've thought about that in the past?

Fritz Holzgrefe

Yes, I think the 80 to 100 right now is, look, we have to be reasonable around, we've got 21 facilities that we've added that we are going to continue to push to maturity. And the assumption we're making is that the environment stays as it is. Now, I think if the environment were to step up or improve, I think could we beat that and get into more of that traditional range that we've talked about, sort of that 100 to 150? Yes. Is that possible? Absolutely. Is higher than that possible? It sure is. But I think we're just focused on playing the hand we've been dealt right now, and that's kind of where we get to the numbers that we have.

Chris Wetherbee

Got it. Thank you very much. Appreciate it.

Operator

The next question is from Brian Ossenbeck with JPMorgan. Please go ahead.

Brian Ossenbeck

Hi, good morning. Thanks for taking the questions. I just wanted to see if you could comment a little bit more on the pricing trends, how they progressed through the quarter. Obviously, as you mentioned, mix is impacting the yield per hundredweight, but rev per shipment moving up. So maybe you can talk a little bit more about that and then the acceptance of the 7.9% GRI?

Matthew Batteh

Sure. I think from our standpoint, I'll start with just general pricing trends. You see it in our GRI percent in our contractual renewals, where our focus is. And that's the same as it has been, and always is our focus. We're intently focused on that, especially from that mix front. And we talked a lot about that last year, about handling freight for customers that we hadn't seen before, and that we needed some time to work through that.

So, we're encouraged to see the weight per shipment trending upward. But we've got to remain committed to that and keep our foot on the pedal, ensuring we get compensated fairly for that, so that impacts the yield. But as you know, Brian, we focus everything internally on revenue per shipment. Our costs come to us in per shipment basis. So that's where our focus is. And all else equal, we prefer those heavier weighted shipments, because generally you get paid more for them.

So, our focus is the same. And we're pleased to see that. We're seeing some good mix trends from customers. And we track that very frequently. And we'll go have conversations in advance of the contract if we need to.

In terms of GRI acceptance, volume always moves around a little bit. It may have moved around a little bit more, just based on the magnitude of what we took, and the timing of when we took it. Just the slower periods of the year. But we're making sure that we get paid for what we do. And if it moves away for a short period of time, that's something we manage through on our side. But acceptance has been good. It's always a little bit of movement at the beginning, so it gets settled out in the months that follow, typically.

Brian Ossenbeck

Thanks, Matt. A quick follow-up. Can you just talk about the other expense line item? That was up a good amount. I don’t think we've really seen that in the past. And I'm assuming insurance just at the end of the year is the normal stuff, but some color on that would be appreciated. Thank you.

Matthew Batteh

I assume you're referencing that other operating line?

Brian Ossenbeck

Yes.

Matthew Batteh

Okay. That's equipment and real estate disposal, is all that is.

Brian Ossenbeck

Okay. Thank you.

Operator

The next question is from Jordan Alliger with Goldman Sachs. Please go ahead.

Jordan Alliger

Yes, hi. I was just wondering, can you talk a little bit more about the mix optimization? Is it like a specific program? Just try to give a little more color on that. And do we get to a point of normalization at some point, where weight per shipment and yields both can go up? I think historically that's been the case, but I don't know if there's a balance point. But in the meantime, would one expect yield ex-fuel to stay down year-over-year? Thanks.

Matthew Batteh

Well, I'd have to go back and look. I don't know that we've seen a time where our weight per shipment was that different in Q4 of the prior year versus Q4. I mean it was up pretty significantly. So, part of that is what we were handling in that back part of 2023, after a competitor went out of business. But in terms of our mix optimization efforts, every time we're speaking with a customer, we're looking at the freight profile and trying to identify what would work best for us and going after that. And one of the key points about this national network is that we have a better opportunity now than we ever have, to have conversations with customers about handling everything for them, and doing a great job for them in markets, and places that we may not have had access to, because we didn't handle that direct in the past.

So, in certain instances that's a mix discussion, because we may not have had access to a customer's book of business that we're going to, Great Plains as an example. So it's mix around that, but it's also identifying the various commodities they ship, and ensuring that we're doing a great job for them, and charging appropriately for them.

So the weight per shipment divergence is really where that yield number is coming from. But we're focused on pricing, and when we look at it internally, that's on a revenue per shipment basis, is how we track it.

Jordan Alliger

Okay. Thank you.

Operator

The next question is from Scott Group with Wolfe Research. Please go ahead.

Scott Group

Hi, thanks. Morning, guys. So, any way you can give some directional color on how to think about maybe sequentially the yield in revenue per shipment? We've seen sequential increases the last two quarters, would you expect that to continue again in Q1? And maybe differently, within that OR guidance what's like the range of revenue assumption you've got within there? Maybe that could be helpful as well.

Matthew Batteh

Well, we don't give intra-quarter yield or revenue per shipment updates. But from our standpoint we're continuing to focus on the exact same thing. We're focused on pricing and having conversations with customers. You've seen where our contractual renewals numbers have trended, but right now, with the environment loose and everyone has capacity, there are certainly instances where customers have options, and they decide to try a lower priced option for a period of time. And we're willing to let that go. And when it comes back, we're going to be ready at our rate.

So, we're focused on price and these conversations with customers, not only on price, but about our expanded footprint and a national footprint that we can do more and more for them. And that's a discussion that we have the benefit of having, at a better rate than we ever have. So, from a pricing standpoint, our expectation is that the industrial customer has not turned yet. But our mix efforts seem to be paying dividends. But it's only been a couple quarters. We've got to keep our foot on the gas here.

Scott Group

And then just secondly, how many terminals are you planning to open this year? And just because it's topical, any way to frame how much, if any, cross border Canada, Mexico exposure? I don't think it's much at all, but just any color there.

Fritz Holzgrefe

Yes, no problem, Scott. So, we'll open up to five or six facilities, kind of scattered through the back half of the year, but really you’re not going to have a meaningful impact on the business plus or minus. They're all great investments, but when you get to 214 or so facilities, 5 or 6 doesn't have that meaningful of an impact. And certainly, the ones that we'll add will be more of the call it end market, or markets that just moving closer to the customer. So, I think potential drag would be pretty low.

When you think about cross border for us, the actual business that we hand off, it's 2%-ish of the total. If you think about maybe manufacturers that have, on their side of the fence, their manufacturing is cross border, I don't really have a breakout there. But in terms of what we deal with directly, it's 2%-ish percent in total for the whole company, both North and South, so Mexico and Canada.

Scott Group

2% each or 2% total?

Fritz Holzgrefe

Total 2%-ish.

Scott Group

Thank you. Thank you, guys.

Operator

The next question is from Daniel Imbro with Stephens. Please go ahead.

Daniel Imbro

Hi, good morning, guys. Thanks for taking the questions. Fritz, last quarter we talked about service opportunities in parts of your network where you've grown quickly. That showed up in the Mastio survey, I guess. How have your initiatives trended here to end the year? Is that supporting underlying pricing? Are you seeing service bend in the right direction, and kind of any progress here to start 2025? Thanks.

Fritz Holzgrefe

Hi, we're really excited about what we're seeing. It's showing up in our volume numbers, so that's positive. Those new facilities are probably estimated, probably three-quarters of the increase year-over-year, are related to those facilities. And I think customers typically vote with their feet, so that's a good thing. Pleased to see where that is. And the incentive plan structures that we have in place are all focused on customer metrics. And that's important, because quite frankly, the company understands that that's how we differentiate in the marketplace.

So I'm pleased to see with how that's going. I think when you get in an environment where you're back to opening maybe five or six, and now it's more about stabilizing and maturing the 21 that we've opened, and frankly, the ones that we've opened in the last two or three years, there's opportunities in all those. So, I think we're making great progress.

Daniel Imbro

Great. And then one quick follow-up. If CapEx does moderate, I think you said $700 million this year, I guess, Matt, how should we think about you guys deploy that free cash, as terminal openings slow?

Matthew Batteh

Well, we’ve proven that investing capital back in the business has been the right use of that so far. If you look at the openings that Fritz talked about, we've really been able to pull forward a lot of our real estate investment pipeline, and 21 terminals is no easy task for the group. So, as we look out, we'll make that call as we get there. We've still got some investments to be made in footprint and this year's a bigger tractor buy than years in the past. But we'll figure out the right use for that as we go.

And just on that comment too, Daniel, we're in our revolving credit facility as we stand right now, and we look at our projections in terms of CapEx, and obviously this is subject to timing, but on the interest line we estimate that to be around $1 or so EPS impact when we look at the full year. So, we're in our credit facilities a little bit more than we used to. And as we continue to generate operating cash flow, we'll figure out the right way to deploy that back, after we get through some of these bigger years of CapEx.

Daniel Imbro

Great. Appreciate all the color. Best of luck.

Operator

The next question is from Ken Hoexter with Bank of America. Please go ahead.

Ken Hoexter

Hi, great, Good morning. Can you just give a couple updates on on-time performance, or claims ratio through the quarter? And then there was a spike in other revenue, it went up to $27 million, up from about $19 million, $20 million for the last few quarters. Maybe thoughts on what that's from.

Matthew Batteh

Yes, I'll let Fritz talk about on-time and how we're looking at that with the new facilities and everything. But in terms of the claims ratio, it was 0.59% for the quarter and 0.58% for the full year. And that revenue line, Ken, that has a bunch of stuff in it. That's our asset light business, GAAP adjustment. So, there's a number of things that are in that line.

Ken Hoexter

Okay. I'm sorry, did you say Fritz wanted to add on or?

Fritz Holzgrefe

Yes, and just on the on-time sort of focus, we measure it a number of different ways, from pickup completion to raw service for our customers, and we're real pleased with the trends that are there. I would say that everything that we see, we're very comparable to all of our best-in-class peers around on-time service, and all those sorts of things, we're in the 98% and above as well.

Ken Hoexter

Okay. And then just you mentioned in the opening comments rail and truck PT as a percent of line haul at 13%. I guess that's down from about 15% a year ago, or 15.4%, maybe down from 14% last quarter. Any thoughts on long-term targets? Do you trend that toward the mid-single-digits? Any thoughts on how we should think about that going forward?

Fritz Holzgrefe

Ken, we really haven't changed our philosophy around that. Our singular objective is to get the OR in this business into the 70s and whatever that takes. PT is an important part of our portfolio. We view that as, in some cases, the lowest cost line haul option. So, we'll use it when it makes sense. Most importantly, we have to meet all the customers' expectations. We do that, then we look for a low cost option, while not conceding anything for the customer.

So, I don't have a target there, other than to say that we have to continue to drive the operating cost of the business, and the growth of this business such that we can get the OR into the 70s.

Ken Hoexter

Fritz, if I could just throw in one last one. You mentioned getting maybe better than your target, the OR target. Maybe just throw in maybe some thoughts on what gets you there. Is it just economic, or is there anything else in the next few months, quarters that we should look for to get you back to that above 100, 150 target?

Fritz Holzgrefe

I think we've got the potential. We've got a highly successful team that if we execute, I don't think there is a limit on what we can do. I think we're just trying to take a balanced view of this in an environment that maybe if it is a little bit more favorable, maybe we accelerate. But I wouldn't underestimate our team either. When we give you those sort of full year guides, we're trying to balance that with all the possible outcomes.

This national footprint is a really big deal, and I’d just underscore that. I'm not sure that we fully comprehend what the potential of it is. We're pretty excited about it, though, and I think that that's one that if we keep that execution going, we have the opportunity to outperform.

Ken Hoexter

Appreciate the time. Thanks, guys.

Operator

The next question is from Ravi Shanker with Morgan Stanley. Please go ahead.

Ravi Shanker

Great, thanks. Just a couple here. Just given the volatility in tonnage, obviously some of that is macro driven, but also can you talk about LTL to TL spillover? Are you seeing some of that potentially go back already, or what are your customers telling you as you head into an upcycle and potentially tighter LTL market. Maybe as a follow-up, I think there's a question on the other revenues. Did you say what the ongoing run rate there might be? Thank you.

Fritz Holzgrefe

Yes, so on the first part there. So, I'm just going to point to the tonnage comments we made earlier. Three quarters of it has come from markets that we opened last year. So, I don't think it has anything to do with truckload coming back. That's got everything to do with Saia executing and customers being pleased with what they've gotten from us. To the extent that there is spillover volume that may be coming back into the LTL business, I think it's on the margin. I don't think it's really been a catalyst one way or the other for us. So those comments. I think over time the other revenue, just to add to that, that sort of gap to adjustment or that revenue line, other revenue line includes a whole range of things, from deferred revenue that happens at the end of the quarter, timing of receipt of deliveries. It includes things like bad debt expense, all sorts of things. So, the run rate is a multiyear view of that. And I would think about it in terms of a percentage of revenue. I don't know that there's a metric. The calendar drives it as much as anything else.

Ravi Shanker

Great. Thank you.

Operator

The next question is from Eric Morgan with Barclays. Please go ahead.

Eric Morgan

Hi, good morning. Thanks for taking my question. I wanted to follow-up on the volume discussion. You called out shipments up to 6.5% tonnage, up 13.5%, I believe for January. I know you had called out some weather last year, and then again this year as well. So just wondering if you could provide any more context on that comp. And if we see normal seasonality in Feb and March maybe, is there any way to think about what that implies for the full quarter?

Fritz Holzgrefe

Yes, listen, regrettably, the LTL business we see weather every year. I've been in the business for a decade, and there's always something in the numbers. I think this is the first time that we saw weather across the Highway 10 corridor, which had an impact on us. Tonnage is still up 13.8%. So, the nice thing about it is when you have a national network, you've got weather diversification too. So, we benefited from having facilities in markets that didn't have snow, so that was good. I don't really have any insight as to what February weather will be. I just know that we execute through March, I think that's the most important month in the quarter for us, and always has been. And that will be the real indicator of where the market is.

Eric Morgan

Appreciate that. And maybe just a quick follow-up on yield as well. Just given what's happening with mix, and the contract renewals, the new terminals, I know you mentioned focusing on revenue per shipment. Do you think you start seeing that kind of tick up from the 1% it's been trending at the last few quarters? Can you get to mid-single-digits this year, or how should we be kind of calibrating that line?

Matthew Batteh

Yes, I think part of it is, there are, like I said earlier, some instances certainly where a shipper is moving away to try a lower cost option right now. And we're not going to go chase that, but we're taking the rate increases that we need to. And hopefully, when the environment comes back, or the other carrier struggles that we're going to get an opportunity to handle that business back at our rate.

We continue to be focused on pricing each book of business, and each shipper's freight mix as we need to. If you were to go back and look, our weight per shipment is down pre-Yellow. So, it's from where it was before Yellow went out to where it is now, it's still below, and revenue per bill ex-fuel is up. So, I think that's our view of where we're taking the pricing and how we're having conversations with our customers. And like Fritz said, the national network is a big deal. We get the opportunity to price business that we haven't had an opportunity to look at for customers before, because we may not have served those markets. So that's a component of it as well. But we remain focused on it, and we'll see what we get in terms of freight mix from customers.

Fritz Holzgrefe

Eric, just to add, I think the biggest thing to keep an eye on with Saia is that our intense focus is on closing the revenue per bill gap with our peers, national peers. We have a national network now. We think what that does is it eliminates that as an impediment to that. But driving that mix of business and making sure that we are paid appropriately for those capital investments are critically important. And that's part of the thesis of investing in Saia. We are intently focused on that, and finding that freight that pays the bills with a customer that we can create a tremendous amount of value for, that's where we win.

Eric Morgan

Great, thank you.

Operator

The next question is from Bruce Chan with Stifel. Please go ahead.

Bruce Chan

Yes, thanks, operator and morning, gents. Almost a 10% increase in the workforce last year, you mentioned that you're not anticipating any improvement in the underlying market. So, I guess, do you feel like you're fully staffed at this point or there may be more driver additions to make given the fleet investments this year. And then just in terms of bringing the wage costs to market, have things kind of stabilized there? Thank you.

Fritz Holzgrefe

Yes, we always are matching our labor force with what the demand environment is. So, if we open those five to six facilities, we’ll add a complement of employees that go along with that. To the extent that the business scales through the year, we'll probably continue to add, but it won't be at the same level. But it's all part of the equation of making sure that you have the appropriate staffing that balances what the customer needs from Saia, and at the same time that makes economic sense for us. Certainly the 1,300 that we added last year was all about staffing 21 new facilities across the network. If you open a facility in Montana, in all likelihood you're growing volume in a market somewhere else in the company, which is going to require us to add people in those markets as well.

So, I would attribute the 1,300 to the network expansion, and the volume growth that came along with that. And we'll add as we need to. I don't think it'll be anywhere near the numbers that you saw in '24. But we have the appropriate staffing for the volume, we're dealing with this week, I know that. And to the extent that we seasonally increase into the second quarter, we probably add a few people there as well.

Bruce Chan

Okay. Great, thanks. And then just a quick follow-up on the weight per shipment. Matt, you mentioned there was still some residual shakeout post Yellow in last quarter's numbers. I guess it looks like in January, you're still seeing a nice positive trend. Is there any reason to think that that weight per shipment number starts to slow as we move through the quarter?

Matthew Batteh

Well, we're still below where weight per shipment was pre-Yellow, right. So, there was certainly more pronounced mix impacts earlier this year when in the peak season of freight, we were handling freight for customers that we just hadn't historically seen, customers that we'd worked with, but maybe books of business in that portfolio that we had not seen before.

We've worked through that, but it's only been a couple quarters. And we still have to make sure that we have got a really clean and intent eye on that. We're hoping that it's stabilized, but we don't have a crystal ball. And I think part of that, too, is just the industrial customers still not really there. So, what we view this as is more of our intentional efforts around mix, and targeted conversations with customers.

And inevitably, hopefully when the backdrop gets better, we'll see a little bit of that as well. But as Fritz talked about, we're just making sure that we get paid for what we do. And each customer is a bit different in that, too.

Bruce Chan

Great. Thank you.

Operator

The next question is from Bascome Majors with Susquehanna. Please go ahead.

Bascome Majors

Matt, I know it's a little early to talk 2Q margins, but just from a full year shaping to get to your 80 to 100 bps of expansion, should we think about the typical cadence where 2Q LTL margins are the best of the year and the second half shows some deterioration from that? And Fritz, just high level, with the big slowdown in openings this year, is it a two to three year runway, where we really kind of grow into this opportunistic pull forward investment for Saia, or could we see, as the cycle turns, the pace of opening start to turn with the cycle? Thank you.

Matthew Batteh

I'll start first, Bascome, on the sequential comments. Look, for us to get to the 80 to 100 we've got to improve off of this Q1. So certainly, Q2 generally is the best operating environment, operating ratio quarter of the year. We've got our wage increase that we typically do in July. That's usually part of why the Q3 OR typically goes backwards a little bit. But yes, I mean Q2 typically the best freight quarter and our best operating quarter. But for us to achieve our targets this year, we've got to improve off of what we're projecting from a Q1 basis.

Fritz Holzgrefe

Yes. And I think it's important to think about the catalyst for us this year is building maturity in the 21 we just opened. I think that certainly having the opportunity to find those facilities and put them into our real estate pipeline as well as others. The terminal openings weren't just facilities that we got out of the bankruptcy, these were facilities that we had identified as part of our normal real estate pipeline. And we know that although we are very proud of the 214 facility network, there's probably growth still from there. There's probably growth around expanding facilities that we currently are in, as the business scales.

But I think the potential in the business is we're at an extraordinary time for Saia to be able to have that national network, a focused, engaged workforce that is intently focused on taking care of the customer. Is there a multiyear runway here? Absolutely. And I think that we get a little help in the background, I think it goes even faster. But right now, focusing on the things that we can control, I think there's a lot of growth even this year. To go from Q1, which could potentially be a bit of an investment quarter from an OR perspective, to that full year improvement means that we're expecting improvements from here during the year. And that's really tied to maturity around the facilities we've opened. So, I think there's a lot of optimism for us. At least that's how we think about it at Saia.

Bascome Majors

Thank you.

Operator

The next question is from Ari Rosa with Citigroup. Please go ahead.

Ari Rosa

Hi, good morning. So, I wanted to ask about the target to get to the sub 80 OR, and just kind of how you see the timeline for that developing out. How much of that is dependent on an improving macro environment. And I know people have asked this in the past, but just quantify the extent to which those new terminal openings have kind of been a drag on OR, that would be really helpful for us. Thank you.

Fritz Holzgrefe

Yes, let's just focus, we'll break that apart. The first part about it, I think I’d point to our experience over time around, when there is a favorable backdrop, you've seen Saia outperform on the OR improvement over time. I think what is a little bit different about where we are as a company right now is that it's a little bit unusual, in our hundred year history, to open 21 facilities in one 12-month period of time.

That regrettably requires investment, right. And when you have a long-term focus, you're going to make the investment, and then as you mature in those facilities you would expect to see OR improve. You have those facilities for a purpose and certainly in a stronger environment you probably approach that 200 OR point improvement a year or better. In a more challenged market, you're at the lower end of the range. That's just kind of life in a big city with a long-term focus.

I would tell you that I think that the opportunity for our team to compete with a very high level service, and you look at what the opportunity is versus the market around getting the appropriate compensation for the service that people are getting, and the right mix of business, I think to close the gap to market around pricing, I think it's a huge opportunity. So, if we get more of that coming from mix and price, I think we accelerate this pace at which we can improve the OR in the business. So, we're excited about the prospects.

And on the other part of your question, Matt's got that.

Matthew Batteh

Yes, if we look at all the openings for the year, seasonally Q3 to Q4 the OR deteriorates, those seasonally in total, the 21 operated right around breakeven for the quarter, and that's a drag on the company. But like Fritz said, these are investments that we're not making for the short-term. One of the things that really excites us about what the potential of the business is, if we look at the ones that we opened in Q2, so we did six in Q2, those got better into Q3, and then they didn't go back as far as the base business did in Q4. And that really goes to show us what the potential is, as they grow and take market share, but also as the cost structure matures. Eight months in, they're not at a mature cost structure yet.

So that's really where we get excited about the potential in the business, not only to do a great job for our customers in new and existing markets, but also to really make sure that we're operating efficiently. As each month goes on, we take market share, but we also operate more and more efficiently in our field operations business as well. So that's something that we get excited about. But in the near term they're a drag, as we would expect them to be.

Ari Rosa

Got it. That's really helpful, Fritz and Matt. Maybe if I could ask just a follow-up. It seems like there are some better volume trends here, and better weight per shipment trends in December and January. And I hear your point about a lot of that is company specific initiatives and focus on revenue mix. But maybe you could break-out how much of that is, kind of those idiosyncratic efforts that are Saia specific versus maybe a little bit of a turn in terms of market improvement versus maybe a function of what the comps look like.

Fritz Holzgrefe

Well, I think I'd point to a couple of data points that we’ll kind of pull together, that we've highlighted. We've said that three quarters of the growth in the business has come from terminals that were opened last year. So, I think we would conclude then that the weight per shipment improvement and the freight characteristics in the markets that we've gone into, seems like that was a good idea to make that investment. That is a contributor to that, as well as the overall performance of the company. We have said from the beginning of when we took on a lot of the disrupted freight, we said we've got to continue to work at pricing and mix of business. And we've done that, and you're starting to see the result of that.

So, I think that the combination of that, I wish I could tell you that there were some macro indicators out there. I prefer to focus on maybe things that we can control. And the things that we can control are the openings in good markets, identifying the freight that makes sense for us. Thus, weight per shipment improvement, and then also focusing on making sure we find those customers that value that. And I think has shown up in the operating results throughout all this, keeping the cost in line despite all these openings.

Ari Rosa

Okay, got it.

Matthew Batteh

We mentioned it in the script part, but essentially flat cost per shipment year-over-year, up 0.2%. But if you think about all the investments made, the costs associated with new terminal openings, everything that went on this year, we were really pleased with that for the cost per shipment to be essentially flat year-over-year. So, I think to Fritz's point, that goes to show what the value is of these openings, and where we feel like the potential is.

Ari Rosa

Okay, great. Thank you for the time.

Operator

The next question is from Stephanie Moore with Jefferies. Please go ahead.

Joseph Halfling

Great. Thank you. This is Joe Halfling on for Stephanie Moore. Congrats on the good results. I wanted to speak a little bit about the competitive environment, and what you guys are seeing and particularly how you guys are viewing the potential change at FedEx freight. They're obviously hiring a lot of their internal sales force to maybe be a little bit more aggressive on growing their market share. So curious how you guys think about the puts and takes of that.

Fritz Holzgrefe

Yes, listen, at the end of the day what happens at a competitor, we've got to pay attention to that. But fundamentally, we have to take care of our customers and identify customers that need consistent, undisrupted service from their provider. When you think about the challenging macro environment that some of our customers are having to deal with, they probably don't want to deal with a lot of change from an LTL provider. The opportunity for Saia there is to provide high level of service, limited disruption to the customer in a tough environment.

So that's how we think about it. And then we think about providing a great place to work, great career opportunities, keep a very high level of engagement in our workforce, that's the team that wants to be part of a growing company. And to the extent that others are trying to build their own case, we'll let them worry about that. We'll worry about our sort of business.

Joseph Halfling

Thanks so much. You are clearly winning a lot of business. Could you maybe give us an insight into a sales force morning meeting, what they’re focused on attacking, what they're going after, if they're looking at SMB growth. Curious what your sales force is really looking at over the next year.

Fritz Holzgrefe

Yes. So our sales force, we spend a lot of time combing data around what the sales opportunities are in markets that we're currently in or markets that we're developing, and we arm our sales force with data that tells them where the opportunities might be, so you have to give them the top line view of, here's what the potential is, here's the data, here's who we need to call on, these are the industries, these are the places that we can provide very competitive service, both from a service time and transit time, which are all important to customers. So, you arm them with that, and then you give them a product that is very, very high level of service, low claims, on time. We do what we say we're going to do. You do that over and over again, that gives something for our sales people to sell.

So, it starts with the data that they're armed with to go attack the markets in which they operate, or where we’ve positioned them to compete. And then you provide a great service behind it. And I think if you look at the results that we've had over the last few months, I think that sort of works. And that's kind of our focus from here. And I think that's been a winning proposition. We're excited about what the potential of that is.

Joseph Halfling

Perfect. Thanks so much.

Operator

The next question is from Christopher Kuhn with Benchmark. Please go ahead.

Christopher Kuhn

Yes, hi. Good morning, guys. Thanks for the question. Maybe just can you talk a little bit about, you've added almost 10% to the workforce. I mean, how do you keep the service and quality and culture with that addition? And then what's the time frame that those new employees get to full productivity that matches what your existing employees are?

Fritz Holzgrefe

Yes, that's a great question, Chris. And it's something that we're very, very focused on, making sure that you have the appropriate training in place, onboarding. When we were in the height of opening the 21 facilities, we had a very disciplined timeline around making sure that we had the training and hiring in place, hopefully positioning a Saia leader from another facility into a new facility, to help bring that culture to the facility, training that.

But still, as you point out, it takes a number of months to get to the peak efficiency of where you'd like to be. And so, it depends. Sometimes it happens pretty quickly, sometimes maybe it takes a year to get that sort of cultural at a par where we are in the rest of the company. But you treat every individual, every location differently and you keep that focus intently around, this is a great place to work. The reason why it's a great place to work is we take great care of the customer. And that theme kind of goes over and over again. And we do that and we find that we'll get people in a shorter order around operating kind of the way we'd like to.

Christopher Kuhn

Does that benefit the OR a bit more?

Fritz Holzgrefe

Oh, absolutely. You see it in all kinds of places. The more you get an experienced workforce in place, you get better service metrics, your productivity goes up, safety issues come down or are mitigated, so you have fully trained employees understanding how we do things. You see injury rates decline, which is great to see. When you see that, you also often see improvement on the claims line in terms of damaged freight, those decline over time. All those things come together, and you see sort of peak efficiency and at the same time you have a sales force that's out calling on customers with that data, and that's a winning proposition. So, it kind of turns into a kind of virtuous cycle, if you will, but it usually takes some time.

Christopher Kuhn

Great Fritz. Thank you.

Operator

The next question is from Tyler Brown with Raymond James. Please go ahead.

Tyler Brown

Hi, good morning, guys.

Fritz Holzgrefe

Good morning, Tyler.

Tyler Brown

I know the 10-K is going to be out soon, but do you guys have an update on what your door ownership position looks like today? I assume that stepped up quite a bit. And then longer term, do you know, or kind of think about where you want that to be? Is that a part of that journey into the 70s?

Matthew Batteh

So, to your question, Tyler, door growth, we finished the year right around, in total just north of 9,900 doors. We own about 70-ish percent of those doors, so 60% of the terminals, 70% of the doors. So, we do our best to own our strategic larger assets, to the extent that we can. Look, in certain instances, to be in the market you may have to lease for a period. So, it's important to the extent that we can, but we don't view that as a, we can't get into the 70s unless we own more of them. We try to. But there's also a cost to not being in the market at certain points too.

Fritz Holzgrefe

I think, Tyler too, on the lease piece, I think that there's plenty of data out there around some of the lease opportunities that are out in the market, or have been, where you continue to lease them because it's a very, very competitive lease structure. As Matt pointed out, it's candidly more important to be in the market. If your cost structure is what it is, you have to make sure you get compensated for it. So that becomes part of the business case around whether or not it makes sense to lease a property.

Tyler Brown

Okay. Yes, that's extremely helpful. Thank you for the update, Matt. Fritz, I think you said five to six new terminals this year, but it sounds like those are more saturation terminals, let's call them. What about the relos? Does that slate still look pretty good in '25, and basically will door count exceed terminal count again?

Fritz Holzgrefe

Well, once you consider both relos as well as some sort of terminal expansions that we've had, I mean we're adding Harrisburg and Dallas, the good news problem we have is that there's been a lot of growth. Those are big breaks operations for us, so you need to expand that. So, I would expect to see, I don't have the exact door count increase projected, but between relos and expansions, we'll see additional door count adds this year. Certainly the 5-6 we open, listen, every market we're in is important, but there's no Harrisburg, there's no Dallas, no Memphis in there, they tend to be smaller, the ones that we’ll open.

Tyler Brown

Okay. Perfect. And my last one here. If we can come back to your revenue per bill comments, can you guys just update us on where you sit on, let's call it this accessorial journey? Maybe we could use a baseball analogy, Fritz, we'll try to stay away from football college analogies. Thank you.

Fritz Holzgrefe

The football analogies aren't too bad, though, but anyway. Go ahead, Matt.

Matthew Batteh

We still feel like we've got work to do, and we feel pretty early. For us, the way that we look at it, we compare ourselves to the public carriers and the available metrics that are out there. And we look, and across the board we're cheaper than everybody else. And our footprint expansion and our ability to do a great job for customers in every market, is an opportunity for us to do a great job for them, take share, but also charge appropriately for it. And we view that in the base rates and accessorials, and one of the things that we're really excited about, is we have more data than we've ever had available to us for our teams, when we sit in front of a customer, to show them exactly what we're doing for them, and where we're going for them, and how that compares to our assumptions, and a number of things that help drive those discussions. So, in terms of the baseball analogy, I'd say we're still in the relatively early innings, because the way we look at it is we're still cheaper on a total revenue per bill basis.

Tyler Brown

Excellent. Thank you, guys.

Operator

This concludes our question-and-answer session. I would like to turn the conference back over to Fritz Holzgrefe, for any closing remarks.

Fritz Holzgrefe

Thanks, everyone that called in for your time and attention and learning about the Saia story and where we are in our journey. Looking forward to giving you an update next quarter. Thank you.

Operator

The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.